As filed with the Securities and Exchange Commission on January 14 , 2019

Registration No. 333-227385

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 7

to

FORM S-1

REGISTRATION STATEMENT

under the Securities Act of 1933

IMAC Holdings, Inc.

(Exact Name of Registrant as specified in its charter)

Delaware	8093	83-0784691
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

IMAC Holdings, Inc.

1605 Westgate Circle

Brentwood, Tennessee 37027

(844) 266-4622

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeffrey S. Ervin

Chief Executive Officer

IMAC Holdings, Inc.

1605 Westgate Circle

Brentwood, Tennessee 37027

(844) 266-4622

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Spencer G. Feldman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 (212) 451-2300	Ralph V. DeMartino, Esq. F. Alec Orudjev, Esq. Cavas Pavri, Esq. Schiff Hardin LLP 901 K Street NW, Suite 700 Washington, D.C. 20001 (202) 778-6400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [ ]	Accelerated Filer [ ]	Non-Accelerated Filer [ ]	Smaller Reporting Company [X]
Emerging Growth Company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

This registration statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.

EXPLANATORY NOTE

This Amendment No. 7 (“Amendment No. 7”) to the Registration Statement on Form S-1 (File No. 333-227385) of IMAC Holdings, Inc. (the “Registration Statement”) is being filed solely for the purpose of including language provided by Rule 473(b) of the Securities Act of 1933 for the automatic effectiveness of the Registration Statement 20 days following the filing of Amendment No. 7. This Amendment No. 7 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses and costs expected to be paid by us, other than estimated underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority (FINRA) filing fee and The NASDAQ Capital Market listing fee:

Amount to be Paid
SEC registration fee	$2,251
FINRA filing fee	3,212
Nasdaq listing fee	25,000
Printing and engraving expenses	2,500
Legal fees and expenses	150,000
Accounting fees and expenses	75,000
Transfer agent and registrar fees	5,000
Miscellaneous	6,537
Total	$269,500

ITEM 14. Indemnification of Directors and Officers

Effective as of May 31, 2018, we converted from a Kentucky limited liability company into a Delaware corporation and changed our name to IMAC Holdings, Inc. In connection with this conversion, we adopted a certificate of incorporation and bylaws and are now governed by the Delaware General Corporation Law, or the DGCL. Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

In addition, the proposed form of Underwriting Agreement (to be filed by amendment) is expected to provide for indemnification of our directors and officers by the underwriters against certain liabilities.

Article VI of our certificate of incorporation authorizes us to provide for the indemnification of officers, directors and third parties acting on our behalf to the fullest extent permissible under Delaware law.

We intend to enter into indemnification agreements with our directors, executive officers and others, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set forth in response to Item 17 herein.

ITEM 15. Recent Sales of Unregistered Securities

Effective June 1, 2018, we converted from a Kentucky limited liability company into a Delaware corporation. In connection with the conversion, all of our outstanding membership interests were exchanged on a proportional basis into shares of common stock. The issuance of shares of common stock to our members in the conversion was exempt from registration under the Securities Act by virtue of the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transactions did not involve a public offering. No underwriters were involved in the issuances.

ITEM 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description
1.1	Form of Underwriting Agreement.

3.1	Certificate of Incorporation of IMAC Holdings, Inc.

3.2	Certificate of Amendment to the Certificate of Incorporation of IMAC Holdings, Inc.

3.3	Bylaws of IMAC Holdings, Inc.

4.1	Specimen Common Stock Certificate.

4.2	Form of Common Stock Warrant certificate.

4.3	Form of Warrant Agency Agreement between IMAC Holdings, Inc. and Equity Stock Transfer, LLC.

4.4	Form of Underwriters’ Unit Purchase Option.

5.1	Opinion of Olshan Frome Wolosky LLP, as to the legality of the securities being offered.

10.1†	2018 Incentive Compensation Plan (to be effective upon the closing of this offering).

10.2	Form of Indemnification Agreement.

10.3	Form of Securities Purchase Agreement between IMAC Holdings, LLC and investors listed therein.

10.4	Management Services Agreement between IMAC Holdings, LLC and Integrated Medicine and Chiropractic Regeneration Center PSC.

10.5	Unit Purchase Agreement among IMAC Holdings, Inc., IMAC of St. Louis, LLC and certain unitholders of IMAC of St. Louis LLC.

10.6	Promissory Note for $200,000, dated November 15, 2017, to Pinnacle Bank.

10.7	Promissory Note for $101,096, dated March 8, 2017, to Tommy West.

10.8	Promissory Note for $133,555.39, dated September 17, 2014, to Independence Bank of Kentucky.

10.9	Promissory Note for $1,232,500, dated March 29, 2018, to Independence Bank of Kentucky.

10.10	Commercial Line of Credit Agreement, dated July 9, 2017, between Integrated Medicine and Chiropractic Regeneration Center PSC and Independence Bank of Kentucky.

10.11	Promissory Note for $150,000, dated November 15, 2017, to Pinnacle Bank.

10.12	Commercial Line of Credit Agreement, dated May 1, 2018, between Integrated Medicine and Chiropractic Regeneration Center of St. Louis, LLC and Independence Bank of Kentucky.

10.13	Promissory Note, dated May 4, 2016, to Independence Bank of Kentucky.

10.14	Promissory Note for $500,000, dated December 1, 2016, to Edward S. Bredniak Revocable Trust U/A Dated August 14, 2015.

10.15	Promissory Note for $2,000,000, dated June 1, 2018, to Edward S. Bredniak Revocable Trust U/A Dated August 14, 2015.

10.16	Merger Agreement with Clinic Management Associates, LLC

10.17	Unit Purchase Agreement for Advantage Hand Therapy

10.18	Addendum to Merger Agreement with Clinic Management Associates, LLC.

10.19	Addendum to Unit Purchase Agreement among IMAC Holdings, Inc., IMAC of St. Louis, LLC and certain unitholders of IMAC of St. Louis LLC.

14.1	Code of Ethics and Business Conduct.

14.2	Code of Ethics for the CEO and Senior Financial Officers.

21.1	List of subsidiaries.

Exhibit Number	Description

23.1	Consent of Olshan Frome Wolosky LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Daszkal Bolton LLP, independent registered public accountants.

23.3	Consent of David Ellwanger.

23.4	Consent of George Hampton.

23.5	Consent of Dean Weiland.

24.1	Power of Attorney (set forth on signature page of the initial filing of this registration statement).

Unless otherwise indicated, exhibit has been previously filed.

†	Compensatory plan or agreement.

(b)	Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on the 14 th day of January 2019.

IMAC HOLDINGS, INC.

By:	/s/ Jeffrey S. Ervin
Jeffrey S. Ervin
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ Jeffrey S. Ervin		Chief Executive Officer (principal executive	January 14 , 2019
Jeffrey S. Ervin		officer) and Director

/s/ Matthew C. Wallis, DC*			January 14 , 2019
Matthew C. Wallis, DC		Chief Operating Officer and Director

/s/ D. Anthony Bond, CPA		Chief Financial Officer (principal financial and	January 14 , 2019
D. Anthony Bond, CPA		accounting officer)

*By:	/s/ Jeffrey S. Ervin		January 14 , 2019
Jeffrey S. Ervin
Attorney-in-Fact